Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Robert Caller	Media Contact: Laura Olson-Reyes
(702) 584-7982	(702) 584-7742
rcaller@ballytech.com	lolson-reyes@ballytech.com

BALLY TECHNOLOGIES ANNOUNCES RESULTS

FOR THE FISCAL QUARTER ENDED

SEPTEMBER 30, 2007

AND UPDATES FISCAL 2008 GUIDANCE

LAS VEGAS, Dec. 20, 2007 — Bally Technologies, Inc. (NYSE: BYI) announced today diluted earnings per share (“Diluted EPS”) for the fiscal quarter ended September 30, 2007 of $0.37 and revenue of $189.0 million. Diluted EPS adjusted for share-based compensation (“Adjusted EPS”) for the period was $0.41.

The Company also announced that it expects to file its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007 with the Securities and Exchange Commission on December 21, 2007.

“We are very pleased with our continued improvement in both business momentum and margins in all the key parts of our business,” said Richard M. Haddrill, the Company’s Chief Executive Officer.

First Quarter Fiscal 2008 Highlights

	Three Months Ended September 30,
	2007	2006
	(dollars in millions, except per share amounts)
Revenues:
Bally Gaming and Systems	$177.6	$141.9
Casino Operations	11.4	11.9
Total Revenue	$189.0	$153.8

Net income (loss)	$21.3	$(0.2)
Adjusted EBITDA	$58.5	$26.4
Diluted EPS	$0.37	$—

•                  Total revenues increased 23 percent to $189.0 million as compared with $153.8 million for the same period last year.

•                  Selling, general and administrative expenses increased 6 percent to $52.3 million and declined to 28 percent of total revenue from 32 percent as compared with the same period last year.

•                  Net income increased to $21.3 million, or 11 percent of total revenue, compared with a loss of $0.2 million in the same period last year, as a result of improved margin and cost leverage.

•                  Adjusted EBITDA was $58.5 million, a 122-percent increase as compared with the same period last year.

•                  The Company made an unscheduled $15.0 million payment on its term loan during the first quarter of fiscal 2008.

•                  Cash and cash equivalents increased to approximately $51.6 million at September 30, 2007 as compared with approximately $40.8 million at June 30, 2007.

“In addition to improving our margins, the quarterly results also reflect our improving operating leverage,” said Robert C. Caller, the Company’s Chief Financial Officer. “Our SG&A and R&D expenses were favorably impacted by better control over costs and savings from our India Development Centers.”

Unaudited summary financial information for the Bally Gaming and Systems segment for the three months ended September 30, 2007 and 2006 are presented below:

	Three Months Ended September 30,
		%		%
	2007	Rev	2006	Rev
	(dollars in millions)
Revenues:
Gaming Equipment	$84.3	48%	$62.3	44%
Gaming Operations	54.1	30%	40.6	29%
Systems	39.2	22%	39.0	27%
Total revenues	$177.6	100%	$141.9	100%

Gross Margin:
Gaming Equipment	$38.9	46%	$20.0	32%
Gaming Operations	36.0	67%	23.1	57%
Systems	30.0	77%	25.1	64%
Total Gross margin	$104.9	59%	$68.2	48%

Selling, general and administrative	$41.0	23%	$40.5	29%
Research and development costs	13.3	8%	12.6	9%
Depreciation and amortization	3.9	2%	4.2	3%
Operating income	$46.7	26%	$10.9	8%

	Three Months Ended September 30,
	2007	2006
Operating Statistics:
New gaming devices sold	5,151	3,427
Original Equipment Manufacturer (“OEM”) units sold	—	1,145
New unit Average Selling Price (“ASP”)	$13,275	$12,011

End of period installed base:
Wide-area and local-area progressive systems	1,359	1,585
Rental and daily-fee games	7,244	4,209
Lottery systems	8,004	4,889
Centrally determined systems	41,814	29,062

The following discussion highlights certain results from the Company’s fiscal quarter ended September 30, 2007:

•                  Gaming Equipment

•                  Revenues increased 35 percent to approximately $84.3 million as compared with the same period last year.

•                  A 50-percent increase in new gaming device sales to 5,151 units as compared with 3,427 units in the same period last year.

•                  An 11-percent increase in the ASP of new gaming devices, excluding OEM sales, due to product mix and the effect of foreign currency exchange rates on international pricing.  ASP was negatively impacted in the prior year as a result of incentive pricing and discounts offered to customers related to the roll-out of Bally’s Alpha OS platform products.

•                  Gaming equipment gross margin increased to 46 percent from 32 percent in the same period last year and 41 percent in the fourth quarter of fiscal 2007.  The continued improvement in margins was related to the increase in ASP discussed above, the elimination of lower margin OEM sales, and the improved purchasing and manufacturing efficiencies due to increased volumes and lower manufacturing costs.

•                  Gaming Operations

•                  Revenues increased 33 percent to approximately $54.1 million as compared with the same period last year.

•                  Gaming operations gross margin increased to 67 percent from 57 percent in the same period last year primarily as a result of the increase in participation and rental revenue due to the popularity of Bally’s new products and a decrease in jackpot expense associated with wide-area progressives.

•                  Revenue and gross margin from gaming operations in each of the four quarters of fiscal 2007 include certain daily fees that relate to a customer contract which, effective in the first quarter of fiscal 2008, are now being deferred due to new contractual commitments to the customer. Approximately $3.2 million in daily fees generated during the first quarter of fiscal 2008 were deferred pending delivery of the commitments.  Deferral of the daily fees associated with the contract will continue until the commitments have been delivered to the customer, which is not expected for at least six months.

•                  End-of-period installed base of gaming devices increased as compared with June 30, 2007:

•                  Total linked progressive systems and rental and daily-fee games, including Hot Shot Progressive™ units, increased by 1,064 units to 8,603 units.

•                  Lottery systems increased by 213 units to 8,004 units.

•                  Centrally determined systems increased by 6,085 units to 41,814 units.

•                  Systems

•                  Revenues were approximately $39.2 million which was comparable with the same period last year.  The current backlog in system sales remains strong.

•                  Systems gross margin increased to 77 percent from 64 percent in the same period last year primarily as a result of an increase in the proportion of software and maintenance sales as compared with hardware sales.  Hardware sales have lower gross margins compared with software and maintenance revenue.

•                  As of September 30, 2007, the Company had sold approximately 49,000 units of its iVIEW™ player-communication units. iVIEW units purchased and committed to be purchased now exceed 84,000.

•                  Systems maintenance revenues increased to approximately $9.4 million from approximately $7.6 million in the same period last year.

Fiscal 2008 Business Update

The Company expects Diluted EPS of approximately $1.55 to $1.85 and Adjusted EPS of approximately $1.70 to $2.00 for the fiscal year ending June 30, 2008.

The Company expects revenues in fiscal 2008 will exceed $865 million, with continued year-over-year growth in each of game sales, gaming operations and system revenues.  The Company forecasts an increase in the placement of premium daily-fee games and an increase in the number of gaming devices sold, and also expects margins on game sales and operations to continue to improve in fiscal 2008 as compared with fiscal 2007. The Company expects its selling, general and administrative expenses as a percentage of revenue to be lower in fiscal 2008 as compared with fiscal 2007 as a result of the increase in revenues and decreases in certain professional fees. The Company expects its effective tax rate for the fiscal 2008 will be between 35 and 37 percent.

The Company has provided this broad range of earnings guidance to give investors general information on the overall direction of its business. This guidance is subject to numerous uncertainties, including, among others, overall economic conditions, the market for gaming devices and systems, competitive product introductions, complex revenue recognition rules related to the Company’s business, and assumptions about the Company’s new product introductions and regulatory approvals.  The Company may update this fiscal 2008 guidance from time to time as the year progresses.

Non-GAAP Financial Measures

The following table reconciles the Company’s net income (loss), as determined in accordance with generally accepted accounting principles (“GAAP”), to Adjusted EBITDA:

	Three Months Ended
	September 30,
	2007	2006
	(in 000s)
Net income (loss)	$21,282	$(225)
Interest expense, net	6,260	7,010
Income tax expense	13,109	671
Depreciation and amortization	14,115	15,153
Share-based compensation	3,734	3,752
Adjusted EBITDA	$58,500	$26,361

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including asset charges and share-based compensation) is a supplemental non-GAAP financial measure used by the Company’s management and is commonly used by industry analysts to evaluate the Company’s financial performance. Adjusted EBITDA provides additional information about the Company’s ability to service debt and is frequently used by investors and financial analysts in the gaming industry in measuring and comparing Bally’s leverage, liquidity, and operating performance to other gaming companies.  Adjusted

EBITDA should not be considered an alternative to operating income or net cash from operations as determined in accordance with GAAP.  Not all companies calculate Adjusted EBITDA the same way and the Company’s presentation may be different from those presented by other companies.

The following table reconciles the Company’s Diluted EPS, as determined in accordance with GAAP, to the Adjusted EPS:

	Three
	Months Ended
	September 30,	Fiscal 2008 Range
	2007	Low	High
Diluted EPS	$0.37	$1.55	$1.85
Share-based compensation, net of income tax benefit	0.04	0.15	0.15
Adjusted EPS	$0.41	$1.70	$2.00

The Company provides Adjusted EPS for the fiscal quarter ended Sept. 30, 2007 and the range of Adjusted EPS for fiscal 2008 in this press release as additional information regarding the Company’s operating results for the fiscal quarter ended Sept. 30, 2007 and expected operating results for fiscal 2008. Adjusted EPS adds back the impact of stock-based compensation, net of tax, to Diluted EPS as determined in accordance with GAAP. The Company believes that this presentation of Adjusted EPS facilitates investors’ understanding of Bally’s historical operating trends because it provides important supplemental information in evaluating the operating results of the business. Adjusted EPS is not an alternative to Diluted EPS as determined in accordance with GAAP.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates and distributes advanced gaming devices, systems and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives and Class II, lottery and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless and table management solutions. The Company also owns and operates Rainbow Casino in Vicksburg, Miss. Additional Company information, including the Company’s investor presentations, can be found at www.BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements.  Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release and represents that the information is only valid as of today’s date.

— BALLY TECHNOLOGIES, INC. —

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	September 30,
	2007	2006
	(in 000s, except per share amounts)
Revenues:
Gaming equipment and systems	$123,532	$101,307
Gaming operations	54,078	40,619
Casino operations	11,420	11,839
	189,030	153,765
Costs and expenses:
Cost of gaming equipment and systems(1)	54,663	56,147
Cost of gaming operations	18,059	17,542
Direct cost of casino operations	4,712	4,462
Selling, general and administrative	52,271	49,420
Research and development costs	13,309	12,556
Depreciation and amortization	4,854	5,351
	147,868	145,478
Operating income	41,162	8,287

Other income (expense):
Interest income	977	911
Interest expense	(7,237)	(7,921)
Other, net	877	383

Income before income taxes and minority interest	35,779	1,660
Income tax expense	(13,109)	(671)
Minority interest	(1,388)	(1,214)

Net income (loss)	$21,282	$(225)

Basic and diluted earnings (loss) per share:
Basic earnings (loss) per share	$0.39	$(0.00)
Diluted earnings (loss) per share	$0.37	$(0.00)

Weighted average shares outstanding:
Basic	54,043	52,901
Diluted	57,416	52,901

(1) Cost of gaming equipment and systems excludes amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.